NYSE Alternext US LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

November 12, 2008

NYSE Alternext US LLC (the “Exchange”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “SEC” or the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Flight Safety Technologies, Inc.

Common Stock, $0.001 Par Value

Common Stock Purchase Warrants, No Par Value

Commission File Number – 001-31968

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(i) of the NYSE Alternext US LLC Company Guide (the “Company Guide”) which requires a company to maintain at least $2 million in stockholders’ equity if the company has reported net losses in two out of its three most recent fiscal years; and

(b)

Section 1003(a)(ii) of the Company Guide which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported net losses in three out of its four most recent fiscal years.

2.

The Common Stock and Common Stock Purchase Warrants (collectively, the “Securities”) of Flight Safety Technologies, Inc. (the “Company” or “Flight Safety”) do not qualify for continued listing for the following reasons:

(a)  The Company has incurred losses from continuing operations and net losses as follows:

Years ended May 31,

Losses from Continuing Operations

Net Loss

2008

$3,376,746

$3,286,299

2007

$3,054,922

$2,788,386

2006

$2,254,373

$2,257,559

2005

$1,607,570

$1,411,644

2004

$448,068

$424,214

(b)  At February 29, 2008 the Company reported stockholders’ equity of $1,513,089.

(c)  At August 31, 2008 the Company reported stockholders’ equity of $665,892.

3.

In reviewing the eligibility of the Company’s Securities for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On October 12, 2007, the Company was notified by the Exchange that following a review of its annual report on Form 10-KSB for the year ended May 31, 2007, Flight Safety was not in compliance Section 1003(a)(ii) of the Company Guide.  The Company was offered the opportunity to submit a plan of compliance to the Exchange detailing actions which the Company had taken, or intended to take, to regain compliance with the Exchange’s continued listing standards within a maximum of 18 months.1

(b)

On November 12, 2007, Flight Safety submitted its plan of compliance to the Exchange and on January 28, 2008, provided a supplement to the plan (collectively, the “Plan”).  On February 1, 2008, the Exchange notified Flight Safety that it had accepted the Plan and granted the Company an extension until April 13, 2009 to regain compliance with the continued listing standards (the “Plan Period”).  The Company was further notified that its continued listing would be contingent on the completion of a $5 million equity financing, or other comparable transaction by June 30, 2008, as referenced in the Company’s Plan.

(c)

On July 2, 2008, the Exchange notified Flight Safety of its intention to initiate delisting proceedings against the Company (the “Staff Determination”).  The Staff Determination was based on the fact that Flight Safety failed to achieve a $5 million equity financing transaction, as well by the fact that Flight Safety was inconsistent in achieving certain additional milestones, which included maintaining consistency with the financial projections incorporated in the Plan.   As such, the Company was notified that its business plan was inconsistent with that as set forth in the Plan, and that the Company failed to demonstrate how it would regain compliance with Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide.  Staff’s July 2, 2008 letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by July 9, 2008.

(d)

On July 7, 2008, the Company requested, pursuant to Sections 1203 and 1009(d) of the Company Guide, an oral hearing to appeal the Staff Determination.  A hearing before the Panel was scheduled for September 25, 2008.

(e)

On September 19, 2008, Flight Safety notified the Exchange of its intention to withdraw its request for an appeal of the Staff Determination.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Securities from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. Kenneth S. Wood, Chief Executive Officer of Flight Safety Technologies, Inc.

/s/

Janice O’Neill

Senior Vice President – Corporate Compliance
NYSE Regulation, Inc.

Footnotes

1 Subsequently, by letter dated May 15, 2008, Flight Safety was notified that it did not meet an additional continued listing standard.  Specifically, the Company was not in compliance with Section 1003(a)(i) of the Company Guide, with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years.